Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-10797 and Registration Statement No. 333-106708 of Union Pacific Corporation on Form S-8 of our report dated June 26, 2019, relating to the financial statements and financial statement schedule of the Chicago and North Western Railway Company Profit Sharing and Retirement Savings Program, appearing in this Annual Report on Form 11-K of Chicago and North Western Railway Company Profit Sharing and Retirement Savings Program for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Omaha, Nebraska
June 26, 2019